Exhibit 99.1

Press Release	Source: Nocopi Technologies, Inc.
NOCOPI TECHNOLOGIES, INC. EXPANDS ITS RUB-IT & COLOR TECHNOLOGY INTO A NEW EXCLUSIVE LICENSING AGREEMENT FOR THE RESTAURANT INDUSTRY
West Conshohocken, Pa., October 2, 2008/PR Newswire-FirstCall/
Today Michael A. Feinstein, M.D., Chairman and CEO of Nocopi Technologies, Inc. (OTC Bulletin Board: NNUP), announced a multi-year licensing agreement with Family Hospitality LLC, Las Vegas, Nevada, a leading supplier of juvenile and restaurant supply products.
The three and one-half year License Agreement, exclusive for the United States and non-exclusive for Canada, allows Family Hospitality LLC to sell or resell its Classy Kid branded products to the restaurant industry using Nocopi’s patented Rub-it & Color technology in children’s menus, placemats for restaurant use, and butcher paper for use on tables. The Classy Kid Product brand can be found in restaurants and major retail chains across the United States, and the company is a member of the Juvenile Product Manufacturers Association (JPMA).
“We are very pleased to announce the expansion of Nocopi’s ink and printing technologies for use by the Restaurant Industry,” said Dr. Feinstein. “We look forward to an exciting and innovative working relationship with the owners of the industry-leading Classy Kid brand.”
“Family Hospitality looks forward to offering our restaurant customers Nocopi’s revolutionary Rub-it & Color technology. This strong addition to our product line fits perfectly with our innovative selection of products. Our child accommodation products for restaurants are designed to make mealtimes tidy, easy on parents and fun for kids” said A.J. Mesalic, General Manager of Family Hospitality LLC. He adds, “Restaurant owners can expect families to come back 72% more often when the staff proves they care about families by making our products available.”
Nocopi Technologies, Inc. is a company with proven secure ink technologies to protect products, documents and information. We also develop and market specialty reactive ink technologies that have applications in the large Entertainment and Toy market, including children’s activity products such as a coloring book without crayons. This technology is named Rub-it & Color and consists of special patented inks that will result in a large variety of colors when activated through rubbing with fingers or a firm object. Our Rub-it & Color technology has been licensed to two proven children’s book and activity kit publishers and has been in retail stores nationwide since January 2007 under the name Rub-n-Color. We actively pursue new ink technologies with our constant Research and Development efforts to effectively provide additional products that provide fun to children of all ages and for the security market.

FORWARD-LOOKING INFORMATION
The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 under the caption “Risk Factors”). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or further changes make it clear that any projected results (expressed or implied) will not be realized.
Contact: Rudolph Lutterschmidt, Chief Financial Officer, Nocopi Technologies, Inc., (610) 834-9600